Exhibit 99.1

IRADIMED CORPORATION Announces Second Quarter 2016 Financial Results

•                  Revenue grows 29.7% compared to the same quarter last year

•                  Reports second quarter 2016 GAAP diluted EPS of $0.19 and non-GAAP diluted EPS of $0.24

•                  Increases full year 2016 non-GAAP earnings guidance

•                  Submits patient vital signs monitor 510(k) application to FDA for review

Winter Springs, Florida, July 29, 2016 — IRADIMED CORPORATION (NASDAQ:IRMD), the only known provider of non-magnetic intravenous (IV) infusion pump systems that are designed to be safe for use during magnetic resonance imaging (MRI) procedures, today announced financial results for the three and six months ended June 30, 2016.

For the second quarter ended June 30, 2016, the Company reported revenue of $9.9 million, an increase of 29.7% compared to $7.6 million for the second quarter 2015.  Gross profit margin was 82.4%, compared to 81.3% for the second quarter 2015.  Net income was $2.2 million, an increase of 26.0% compared to $1.8 million for the second quarter 2015 and earnings per diluted share increased 27.5% to $0.19, compared to $0.15 per diluted share for the second quarter 2015.

Non-GAAP net income was $2.9 million for the second quarter ended June 30, 2016, an increase of 48.2% over the second quarter 2015.  Non-GAAP earnings per diluted share increased 49.9% to $0.24 per diluted share, compared to $0.16 in the second quarter 2015.  Free cash flow was $1.1 million, a decrease of 31.0% compared to the second quarter 2015.

For the six months ended June 30, 2016, the Company reported revenue of $18.8 million, an increase of 29.0% compared to $14.6 million for the same period in 2015.  Gross profit margin was 81.7%, compared to 81.2% for the same period in 2015.  Net income was $4.5 million, an increase of 38.5% compared to $3.3 million for the same period in 2015 and earnings per diluted share increased 37.7% to $0.37, compared to $0.27 per diluted share for the same period in 2015.

Non-GAAP net income was $5.5 million for the six months ended June 30, 2016, an increase of 51.2% over the same period in 2015.  Non-GAAP earnings per diluted share increased 50.3% to $0.45 per diluted share for the six months ended June 30, 2016, compared to $0.30 in the same period in 2015.

Cash and cash equivalents decreased by $7.3 million to $12.1 million during the six months ended June 30, 2016.  The Company generated $3.8 million of cash from operations and repurchased $10.0 million of its stock during the six months ended June 30, 2016.

“I am very pleased with our second quarter financial results.  Revenue for the quarter was nearly 30% higher than last year’s quarter and non-GAAP diluted earnings per share increased nearly 50%.    Additionally, we are receiving a higher volume of requests for quotes and those quotes are for higher dollar amounts than what we have historically seen.  We view quotes as a leading indicator of future orders and feel that the current level of quoting will lead to increased bookings as customer budget years roll over,” said Roger Susi, President and Chief Executive Officer of the Company.

“Related to new products, we recently submitted a 510(k) application for our patient vital signs monitor and now wait to hear back from FDA as they review our submission.  We remain excited about the launch of this product still scheduled for later this year.  We continue to receive positive feedback about the patient monitor and have already received several unsolicited orders from a few of our international distributors.  Additionally, earlier in July, we underwent an FDA site inspection and await the final results as to the clearing of the September 2014 warning letter,” said Susi.

Financial Guidance

For the third quarter 2016 the Company expects revenue of approximately $9.9 million to $10.0 million and non-GAAP diluted earnings per share of $0.23 to $0.24.

The Company increased its full year 2016 non-GAAP earnings guidance and now expects non-GAAP diluted earnings per share of $0.91 to $0.93, an increase from the previous guidance of $0.88 to $0.90.  Full year revenue guidance was unchanged at $39.0 million to $40.0 million.

Use of non-GAAP Financial Measures

The Company believes the presentation of non-GAAP net income, free cash flow and infrequent income tax items can be helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with GAAP. We calculate non-GAAP net income as net income excluding stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allow for meaningful comparisons between our operating results from period to period. We calculate free cash flow as net cash provided by operating activities less net cash used in investing activities for purchases of property and equipment. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making acquisitions, strengthening our balance sheet and returning cash to our shareholders via share repurchases. Infrequent tax items are considered based on their nature and are excluded from the provision for income taxes as these costs or benefits are not indicative of our normal or future provision for income taxes. All of our non-GAAP financial measures are important tools for financial and operational decision making and for evaluating our operating results.

A reconciliation of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of cash flows.  These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with U.S. GAAP and are not indicative of net income or cash provided by operating activities.

Conference Call

IRADIMED has scheduled a conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today, July 29, 2016.  Individuals interested in listening to the conference call may do so by dialing 1-844-413-1781 for domestic callers, or 1-716-247-5767 for international callers, and entering the reservation code 50949035.

The conference call will also be available real-time via the internet at www.iradimed.com/en-us/investors/index.php and selecting Events & Presentation.  A recording of the call will be available on the Company’s website following the completion of the call.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (RF) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

MRidium is a trademark of IRADIMED CORPORATION.

For more information please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding our expectations, beliefs, plans, intentions, future operations, financial condition and prospects, and business strategies. These statements relate to future events or our future financial performance or condition and involve unknown risks, uncertainties and other factors that could cause our actual results, level of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to receive clearance of its 510(k) submission, additional actions by or requests from the FDA (including a request to cease domestic distribution of products) and unanticipated costs or delays associated with resolution of these matters; our reliance on a single product; unexpected costs, expenses and diversion of management attention resulting from the FDA warning letter; potential disruptions in our limited supply chain for our products; a reduction in international distribution as we focus on fulfilling orders from our U.S. backlog; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.

Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

IRADIMED CORPORATION

CONDENSED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,065,858	$19,368,114
Investments	8,081,274	7,602,204
Accounts receivable, net	5,789,495	3,863,632
Inventory, net	2,946,314	2,383,158
Prepaid expenses and other current assets	247,663	320,529
Prepaid income taxes	292,793	273,968
Deferred income taxes	320,587	141,446
Total current assets	29,743,984	33,953,051
Property and equipment, net	1,219,672	905,622
Intangible assets, net	747,633	193,243
Deferred income taxes	498,403	88,398
Other assets	138,970	103,893
Total assets	$32,348,662	$35,244,207
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,180,810	$1,005,460
Accrued payroll and benefits	1,056,037	1,288,248
Other accrued taxes	20,493	30,687
Warranty reserve	36,082	34,081
Deferred revenue	462,264	529,867
Other current liabilities	108,317	—
Accrued income taxes	36,782	—
Total current liabilities	2,900,785	2,888,343
Deferred revenue	978,269	422,839
Total liabilities	3,879,054	3,311,182
Stockholders’ equity:
Common stock	1,124	1,118
Additional paid-in capital	21,283,957	19,332,023
Retained earnings	17,168,431	12,655,169
Treasury stock	(9,969,468)	—
Accumulated other comprehensive loss	(14,436)	(55,285)
Total stockholders’ equity	28,469,608	31,933,025
Total liabilities and stockholders’ equity	$32,348,662	$35,244,207

IRADIMED CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$9,868,905	$7,609,143	$18,833,058	$14,600,848
Cost of revenue	1,739,067	1,422,027	3,444,864	2,750,207
Gross profit	8,129,838	6,187,116	15,388,194	11,850,641
Operating expenses:
General and administrative	3,088,205	1,985,269	5,347,927	3,953,287
Sales and marketing	1,409,758	1,104,682	2,692,807	2,193,378
Research and development	291,822	403,447	526,157	745,748
Total operating expenses	4,789,785	3,493,398	8,566,891	6,892,413
Income from operations	3,340,053	2,693,718	6,821,303	4,958,228
Other (expense) income, net	(4,669)	46,135	27,109	92,951
Income before provision for income taxes	3,335,384	2,739,853	6,848,412	5,051,179
Provision for income taxes	1,104,133	969,282	2,335,150	1,793,113
Net income	$2,231,251	$1,770,571	$4,513,262	$3,258,066

Net income per share:
Basic	$0.21	$0.16	$0.41	$0.30
Diluted	$0.19	$0.15	$0.37	$0.27
Weighted average shares outstanding:
Basic	10,778,673	10,974,448	10,937,311	10,940,525
Diluted	11,966,289	12,107,707	12,138,856	12,068,122

IRADIMED CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Operating activities:
Net income	$4,513,262	$3,258,066
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	33,548	58,666
Provision for excess and obsolete inventory	86,610	42,156
Depreciation and amortization	122,744	106,264
Excess tax benefit on the exercise of stock options	(266,094)	(162,240)
Stock-based compensation	1,595,589	582,085
Impairment of intangible assets	—	55,433
Loss on maturity of securities	46,753	—
Changes in operating assets and liabilities:
Accounts receivable	(1,959,411)	(2,359,135)
Inventory	(649,766)	(124,866)
Prepaid expenses and other current assets	53,795	133,004
Other assets	(16,006)	(17,332)
Deferred income taxes	(614,295)	(330,989)
Accounts payable	175,350	306,116
Accrued payroll and benefits	(232,211)	(199,949)
Other accrued taxes	(10,194)	(52,785)
Warranty reserve	2,001	31,255
Deferred revenue	487,827	993,558
Other current liabilities	108,317	—
Accrued income taxes, net of prepaid income taxes	284,051	420,090
Net cash provided by operating activities	3,761,870	2,739,397
Investing activities:
Purchases of investments	(2,762,917)	—
Proceeds from the sale or maturities of investments	2,303,092	—
Purchases of property and equipment	(424,047)	(121,415)
Capitalized intangible assets	(567,137)	(5,904)
Net cash used in investing activities	(1,451,009)	(127,319)
Financing activities:
Proceeds from stock option exercises	90,257	199,060
Income tax benefits credited to equity	266,094	162,240
Purchases of treasury stock	(9,969,468)	—
Net cash (used in) provided by financing activities	(9,613,117)	361,300
Net (decrease) increase in cash and cash equivalents	(7,302,256)	2,973,378
Cash and cash equivalents, beginning of period	19,368,114	9,454,150
Cash and cash equivalents, end of period	$12,065,858	$12,427,528

IRADIMED CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Non-GAAP Net Income and Diluted EPS

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$2,231,251	$1,770,571	$4,513,262	$3,258,066
Excluding:
Stock-based compensation expense, net of taxes	663,050	182,926	937,863	348,181
Non-GAAP net income	$2,894,301	$1,953,497	$5,451,125	$3,606,247
Weighted-average shares outstanding — diluted	11,966,289	12,107,707	12,138,856	12,068,122
Non-GAAP net income per share — diluted	$0.24	$0.16	$0.45	$0.30

Free Cash Flow

Three Months Ended June 30, 2016
Net cash provided by operating activities	$1,330,017
Less:
Purchases of property and equipment	224,709
Free cash flow	$1,105,308

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com